Exhibit 99.1

UFP Technologies, Inc.	www.ufpt.com
172 East Main Street	Contact: Ron Lataille
Georgetown MA 01833 USA	978-234-0926, rlataille@ufpt.com

FOR IMMEDIATE RELEASE

UFP Technologies Announces Q2 Results

Georgetown, Mass., August 4, 2015.  UFP Technologies, Inc.  (Nasdaq: UFPT), a manufacturer of packaging and component products, today reported net income of $2.3 million or $0.32 per diluted common share outstanding for its second quarter ended June 30, 2015, 22% greater than net income of $1.9 million or $0.26 per diluted common share outstanding for the same period in 2014. Sales for the second quarter were $36.5 million, 7.3% higher than second quarter sales of $34.0 million in 2014.  Net income for both the six-month periods ended June 30, 2015 and June 30, 2014, was $3.9 million or $0.55 per diluted common share outstanding.  Sales for the six-month period ended June 30, 2015, were $70.5 million, compared to sales of $68.6 million for the same period in 2014.

“I am pleased with our second quarter results,” said R. Jeffrey Bailly, Chairman & CEO.  “Operating profits grew more than 16% and revenue increased 7.3%, fueled by double-digit sales growth in our medical, automotive, and aerospace & defense markets.”

“We also continue to make significant progress on our two remaining platform-strengthening initiatives,” Bailly added.  “Work to consolidate our Northeast operations into our recently acquired Massachusetts facility is well underway. And our new ERP system implementation is nearly complete; the final two factories will be online by year-end. With the efficiency improvements expected from these initiatives, combined with our growing pipeline of new opportunities, I am very bullish about our future. I believe the company will be extremely well positioned to succeed in the years ahead.”

UFP Technologies is an innovative designer and custom converter of foams, plastics, composites and natural fiber products, principally serving the medical, automotive, consumer, electronics, industrial and aerospace and defense markets. The UFP team acts as an extension of our customers’ in-house research, engineering, and manufacturing groups, working closely with them to solve their most complex product and packaging challenges.

This news release contains statements relating to expected financial performance and/or future business prospects, events and plans that are forward-looking statements.  Such statements include, without limitation, statements about the Company’s prospects, anticipated trends in the different markets in which the Company competes, including the molded fiber, medical, military and automotive markets, anticipated advantages relating to the Company’s decisions to consolidate its Midwest, California and Northeast facilities and the expected costs savings and efficiencies associated therewith, anticipated advantages of maintaining fewer, larger plants, anticipated advantages the Company expects to realize from its investments and capital expenditures, including the development of and investments in its molded fiber product lines, anticipated advantages the Company expects to realize as a result of its new enterprise resource planning software system and the expected timing associated therewith, expectations regarding the manufacturing capacity and efficiencies of the Company’s new production equipment, statements about the Company’s acquisition opportunities and strategies, its participation and growth in multiple markets, its business opportunities, the Company’s growth potential and strategies for growth, anticipated revenues and the timing of such revenues, and any indication that the Company may be able to sustain or increase its sales and earnings or sales and earnings growth rates.  Investors are cautioned that such forward-looking statements involve risks and uncertainties, including without limitation risks associated with the implementation of new production equipment in a timely, cost-efficient manner, risks that any benefits from such new equipment may be delayed or not fully realized, or that the Company may be unable to fully utilize its expected production capacity, and risks and uncertainties associated with plant closures and expected efficiencies from consolidating manufacturing, the identification of suitable acquisition candidates and the successful, efficient execution of acquisition transactions and integration of any such acquisition candidates, as well as other risks and uncertainties that are detailed in the documents filed by the Company with the Securities and Exchange Commission (“SEC”).  Accordingly, actual results may differ materially.  Readers are referred to the documents filed by the Company with the SEC, specifically the last reports on Forms 10-K and 10-Q.  The forward-looking statements contained herein speak only of the Company’s expectations as of the date of this press release.  The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statement to reflect any change in the Company’s expectations or any change in events, conditions, or circumstances on which any such statement is based.

UFP Technologies, Inc.	Q2 2015 earnings

Consolidated Condensed Statement of Income

(in thousands, except per share data)

(unaudited)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2015	2014	2015	2014

Net sales	$36,499	$34,025	$70,476	$68,634
Cost of sales	26,206	24,480	51,544	49,912
Gross profit	10,293	9,545	18,932	18,722
SG&A	6,776	6,535	12,800	12,428
Restructuring costs	30	234	108	324
Gain on sale of fixed assets	—	(12)	(31)	(12)
Operating income	3,487	2,788	6,055	5,982
Interest income (expense), net	8	(27)	(15)	(48)
Other income	—	100	—	100
Income before income taxes	3,495	2,861	6,040	6,034
Income taxes	1,223	1,001	2,114	2,112
Net income from consolidated operations	$2,272	$1,860	$3,926	$3,922

Net income per share outstanding	$0.32	$0.27	$0.55	$0.56
Net income per diluted share outstanding	$0.32	$0.26	$0.55	$0.55

Weighted average shares outstanding	7,116	7,025	7,096	6,999
Weighted average diluted shares outstanding	7,210	7,168	7,203	7,160

Consolidated Condensed Balance Sheets

(in thousands)

	June 30,	December 31,
	2015	2014
	(unaudited)
Assets:
Cash	$29,173	$34,052
Receivables	19,518	16,470
Inventories	12,832	12,893
Other current assets	3,298	4,998
Net property, plant, and equipment	43,122	34,843
Other assets	10,319	10,434
Total assets	$118,262	$113,690
Liabilities and equity:
Short-term debt	$1,002	$993
Accounts payable	4,473	5,398
Other current liabilities	6,146	5,222
Long-term debt	1,368	1,873
Other liabilities	5,348	5,212
Total liabilities	18,337	18,698
Total equity	99,925	94,992
Total liabilities and stockholders’ equity	$118,262	$113,690